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                                      EX-12

                                   EXHIBIT 12

                           THOMAS & BETTS CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                           ----------------------------------------------------------------------------------
                                                                            For The Years Ended
                                           ----------------------------------------------------------------------------------
                                           January 2,         January 3,    December 28,       December 29,      December 31,
                                              2000             1999              1997              1996               1995
                                           ----------         ----------    -----------        ------------      ------------

Earnings from continuing operations
   Before income taxes                       $159,736        $124,908          $233,507          $106,395           $148,365

Add:
  Interest on indebtedness                     67,227          50,896            51,431            50,131             32,625
  Amortization of debt expense                    729             239               610             1,335              1,496
  Portion of rents representative
   of the interest factor                      10,923          10,835            11,796            11,585             10,935

Deduct:  Interest capitalized and
  Undistributed earnings from less-
  than-50-percent-owned persons               (15,215)        (13,204)          (11,278)           (4,217)            (2,848)
                                             --------        --------          --------          --------           --------
Earnings as adjusted                          223,400         173,674           286,066           165,229            190,573
                                             --------        --------          --------          --------           --------
                                             --------        --------          --------          --------           --------

Fixed charges:

  Interest on indebtedness                     67,227          50,896            51,431            50,131             32,625
  Amortization of debt expense                    729             239               610             1,335              1,496
  Portion of rents representative
    of the interest factor                     10,923          10,835            11,796            11,585             10,935
                                             --------        --------          --------          --------           --------
Total fixed charges                          $ 78,879        $ 61,970          $ 63,837          $ 63,051           $ 45,056
                                             --------        --------          --------          --------           --------
                                             --------        --------          --------          --------           --------
Ratio of earnings to
  fixed charges                                   2.8x            2.8x              4.5x              2.6x               4.2x
                                             --------        --------          --------          --------           --------
                                             --------        --------          --------          --------           --------


                                     EX-12